Exhibit 99.1

SeraCare Life Sciences Announces Pricing of Public Offering of Common Stock

Oceanside, Ca. – May 25, 2005 – SeraCare Life Sciences, Inc. (Nasdaq: SRLS) announced today the pricing of a public offering of 3,500,000 shares of its common stock at a public offering price of $12.25 per share. 3,024,000 shares are being offered by the company and 476,000 shares are being offered by certain selling shareholders. The underwriters have a 30-day option to purchase up to 525,000 additional shares (up to 453,600 shares from the company and up to 71,400 shares from the selling shareholders) to cover over-allotments, if any.

CIBC World Markets Corp. is acting as the sole book-running manager in this offering. Thomas Weisel Partners LLC and William Blair & Company, L.L.C. are acting as co-managers.

Copies of the final prospectus can be obtained from CIBC World Markets Corp. by email at useprospectus@us.cibc.com or by fax at 212-667-6303. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Contact:

The Trout Group

Tim Ryan, 212-477-9007 x24

tryan@troutgroup.com

Source: SeraCare Life Sciences, Inc.